Free Writing Prospectus, dated March 24, 2022

Filed pursuant to Rule 433 under the Securities Act of 1933

Supplementing the Preliminary Prospectus, dated March 16, 2022

Registration Statement Nos. 333-259293 and 333-259293-01

Entergy Texas Restoration Funding II, LLC

(Issuing Entity)

PRICING TERM SHEET

$290,850,000 Senior Secured System Restoration Bonds, Series 2022-A

March 24, 2022

Issuing Entity:	Entergy Texas Restoration Funding II, LLC

Sponsor, Depositor and Initial Servicer:	Entergy Texas, Inc.

Trustee:	The Bank of New York Mellon

Joint Bookrunning Managers:	Goldman Sachs & Co. LLC and Citigroup Global Markets Inc.

Co-Managers:	Regions Securities LLC and R. Seelaus & Co., LLC

Expected Ratings (Moody’s/S&P):	Aaa (sf)/ AAA (sf)(1)

Closing Date / Settlement Date:	April 1, 2022 (2)

Interest Payment Dates:	June 15 and December 15, commencing December 15, 2022

Applicable Time:	2:40 PM (Eastern time) on March 24, 2022

Proceeds:	The total initial price to the public is $290,846,399.02. The total amount of the underwriting discounts and commissions is $1,163,400.00. The total amount of proceeds to the Issuing Entity before deduction of expenses (estimated to be $2,668,806.29) is $289,682,999.02. The net proceeds of this offering are expected to be approximately $287,014,192.73 after deducting underwriting discounts and commissions and initial costs of the transaction.

(1)	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
(2)

The Issuing Entity expects to deliver the bonds against payment for the bonds on or about the date April 1, 2022, which will be the sixth business day following the date of pricing of the bonds. Since trades in the secondary market generally settle in two business days, purchasers who wish to trade bonds prior to the second business day prior to settlement will be required, by virtue of the fact that the bonds initially will settle in T + 6, to specify alternative settlement arrangements to prevent a failed settlement.

Tranche	Principal Amount Offered	Expected Weighted Average Life (years)	Scheduled Final Payment Date	Final Maturity Date	Interest Rate	Initial Price to Public(3)	Underwriting Discounts and Commissions	Proceeds to Issuing Entity (Before Expenses)
A-1	$100,000,000	3.02	12/15/2027	12/15/2028	3.051%	99.99909%	0.4000%	$99,599,090.00
A-2	$190,850,000	9.97	12/15/2035	12/15/2036	3.697%	99.99859%	0.4000%	$190,083,909.02

(3)	Interest on the bonds will accrue from April 1, 2022 and must be paid by the purchaser if the bonds are delivered after that date.

	Tranche A-1	Tranche A-2
CUSIP	29366N AA4	29366N AB2
ISIN	US29366NAA46	US29366NAB29

EXPECTED SINKING FUND SCHEDULE

Semi-Annual Payment Date	Tranche A-1 Principal	Tranche A-2 Principal
12/15/2022	$12,256,581	$0
6/15/2023	$8,856,071	$0
12/15/2023	$8,979,126	$0
6/15/2024	$9,103,891	$0
12/15/2024	$9,230,390	$0
6/15/2025	$9,358,646	$0
12/15/2025	$9,488,684	$0
6/15/2026	$9,620,530	$0
12/15/2026	$9,754,207	$0
6/15/2027	$9,889,741	$0
12/15/2027	$3,462,134	$6,565,026
6/15/2028	$0	$10,181,652
12/15/2028	$0	$10,346,646
6/15/2029	$0	$10,514,313
12/15/2029	$0	$10,684,698
6/15/2030	$0	$10,857,843
12/15/2030	$0	$11,033,794
6/15/2031	$0	$11,212,597
12/15/2031	$0	$11,394,297
6/15/2032	$0	$11,578,942
12/15/2032	$0	$11,766,579
6/15/2033	$0	$11,957,256
12/15/2033	$0	$12,151,023
6/15/2034	$0	$12,347,931
12/15/2034	$0	$12,548,029
6/15/2035	$0	$12,751,370
12/15/2035	$0	$12,958,006
Total Payments(4)	$100,000,000	$190,850,000

(4)	Totals may not add up due to rounding.

EXPECTED OUTSTANDING PRINCIPAL BALANCE PER TRANCHE(5)

Semi- Annual Payment Date	Tranche A-1 Balance	Tranche A-2 Balance
Closing Date	$100,000,000	$190,850,000
12/15/2022	$87,743,419	$190,850,000
6/15/2023	$78,887,348	$190,850,000
12/15/2023	$69,908,222	$190,850,000
6/15/2024	$60,804,331	$190,850,000
12/15/2024	$51,573,942	$190,850,000
6/15/2025	$42,215,296	$190,850,000
12/15/2025	$32,726,611	$190,850,000
6/15/2026	$23,106,082	$190,850,000
12/15/2026	$13,351,875	$190,850,000
6/15/2027	$3,462,134	$190,850,000
12/15/2027	$0	$184,284,974
6/15/2028	$0	$174,103,322
12/15/2028	$0	$163,756,676
6/15/2029	$0	$153,242,363
12/15/2029	$0	$142,557,666
6/15/2030	$0	$131,699,823
12/15/2030	$0	$120,666,028
6/15/2031	$0	$109,453,431
12/15/2031	$0	$98,059,134
6/15/2032	$0	$86,480,192
12/15/2032	$0	$74,713,614
6/15/2033	$0	$62,756,358
12/15/2033	$0	$50,605,335
6/15/2034	$0	$38,257,404
12/15/2034	$0	$25,709,375
6/15/2035	$0	$12,958,006
12/15/2035	$0	$0

(5)	Totals may not add up due to rounding.

Subject to the terms and conditions in the underwriting agreement among the Issuing Entity, Entergy Texas and the underwriters, for whom Goldman Sachs & Co. LLC and Citigroup Global Markets Inc. are acting as representatives, the Issuing Entity has agreed to sell to the underwriters, and the underwriters have severally agreed to purchase, the principal amount of the bonds listed opposite each underwriter’s name below:

Underwriter	Tranche A-1	Tranche A-2
Goldman Sachs & Co. LLC	$60,000,000	$114,510,000
Citigroup Global Markets Inc.	$30,000,000	$57,255,000
Regions Securities LLC	$5,000,000	$9,543,000
R. Seelaus & Co., LLC	$5,000,000	$9,542,000
Total	$100,000,000	$190,850,000

The underwriters may allow, and dealers may reallow, a discount not to exceed the percentage listed below for each tranche:

	Selling Concession	Reallowance Discount
Tranche A-1	0.24%	0.12%
Tranche A-2	0.24%	0.12%

After the initial public offering, the public offering prices, selling concessions and reallowance discounts may change.

Entergy Texas, Inc. and the Issuing Entity have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Entergy Texas, Inc. and the Issuing Entity have filed with the SEC as exhibits to the registration statement for more complete information about the Issuing Entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Entergy Texas, Inc., the Issuing Entity, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman Sachs & Co. LLC at 1-212-902-1000 or Citigroup Global Markets Inc. toll free at 1-800-831-9146 or by contacting prospectus@citi.com.

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